Exhibit 99.1

CHILEAN COBALT CORP. CONSORTIUM AWARDED CORFO R&D PROJECT FUNDING TO ADVANCE SUSTAINABLE COBALT RECOVERY FROM MINING WASTE

BERWYN, PA – (January 20, 2026) – Chilean Cobalt Corp. (OTCQB: COBA) (“Chilean Cobalt” or the “Company”) is pleased to announce that Corfo has awarded funding to a consortium that includes Chilean Cobalt for a research and development project to sustainably recover cobalt from tailings and mining waste, supporting the Company’s focus on innovation, circular economy practices, and responsible critical minerals development in Chile.

The project forms part of Corfo’s program, “R&D Challenges for Sustainable Productive Development,” a national initiative designed to accelerate the adoption of advanced technologies that improve environmental performance, generate new opportunities, and strengthen Chile’s position in strategic critical minerals supply chains. Through this program, Corfo recently awarded funding to three R&D projects focused on sustainable recovery of cobalt, rare earth elements, and lithium.

Chilean Cobalt is a member of the consortium selected to develop the cobalt-focused initiative, alongside Universidad Andrés Bello (UNAB), Universidad de Chile (through UNTEC), Pucobre (SSE: PUCOBRE), and Empresa Nacional de Minería (ENAMI). The project, titled “Sustainable Cobalt: a semi-industrial validation of the green cobalt biotechnological process integrated into an extractive metallurgical strategy with a focus on tailings and circular mining,” incorporates the “Green Cobalt” process, based on optimized bacterial bioleaching technology to extract cobalt from residual materials.

“We are honored to be a key project team member in the Sustainable Cobalt project,” said Duncan T. Blount, Chairman and CEO of Chilean Cobalt. “This represents a considerable opportunity to develop new sustainable supply chains by using cutting-edge technologies for the recovery of cobalt and other critical minerals from mine waste at La Cobaltera and other areas around Chile. This complements our mineral exploration work and provides a strategic opportunity for deeper cooperation and investment between the United States and Chile.”

A central component of the project is the validation of the Green Cobalt bioleach technology at Pucobre’s Biocobre plant in the Atacama Region (Copiapó), allowing for testing and optimization under real industrial operating conditions. Over a three-year execution period, the initiative aims to define technically and economically viable recovery processes for cobalt recovery, assess competitiveness relative to conventional extraction methods, and evaluate environmental feasibility through comprehensive remediation and monitoring protocols.

Corfo’s contribution to the project totals approximately USD $3 million, complemented by nearly $1 million in counterpart funding from the participating entities. The funding for these awards is derived from Corfo’s contract with Albemarle (NYSE: ALB) related to lithium mining concessions in the Salar de Atacama, reflecting a policy approach that reinvests revenue from strategic resources into innovation and sustainable development.

Chile holds significant potential in mining waste, with more than 795 deposits containing over one billion tonnes of waste, including cobalt, rare earth elements, germanium, indium, and other critical minerals. By transforming these mining liabilities into productive assets, the project seeks to move beyond the traditional linear mining model and advance a more circular and resilient mining industry.

About the Participating Institutions

Universidad Andrés Bello (UNAB) is one of Chile’s leading research-driven universities, recognized for its excellence in scientific and technological innovation. Through its Center for Systems Biotechnology (CSB), UNAB provides technical leadership and R&D expertise for this initiative, leveraging advanced biometallurgy and biotechnological solutions to transform mineral waste into strategic resources while fostering the development of high-level human capital for the sustainable mining industry.

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Corfo (the Chilean Economic Development Agency) is the public agency responsible for promoting, innovation, entrepreneurship, and sustainable economic growth in Chile, with a strategic focus on high-impact sectors such as mining, energy, and advanced technologies.

Pucobre is a Chilean copper mining company listed on the Santiago Stock Exchange (SSE: PUCOBRE) with operations in the Atacama Region and recognized expertise in hydrometallurgy and bioleaching, including the operation of the Biocobre plant used for industrial-scale validation.

ENAMI is Chile’s state-owned mining company, whose mission is to support small- and medium-sized miners while fostering value creation across the national mining sector through processing, commercialization, and technological development.

Chilean Cobalt’s participation in this initiative reinforces its role as a technology-driven company committed to developing scalable, environmentally responsible solutions for critical minerals production and recovery, contributing to Chile’s long-term sustainability and competitiveness in global markets.

This press release does not constitute an offer or sale of, or the solicitation of an offer to buy, securities of the Company nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Chilean Cobalt Corp.

Chilean Cobalt Corp. is a US-based critical minerals exploration and development company focused on the La Cobaltera and El Cofre projects in northern Chile, one of the world’s few primary cobalt districts. Chilean Cobalt is committed to creating ecological and social value for all stakeholders; economic value for Chile and the Chilean communities in which it operates; and financial value for its shareholders.

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results) and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as "may," "should," "expect," "anticipate," "believe," "estimate," "intend," "plan" and other similar expressions. Examples of forward-looking statements, include, among others, statements the Company makes regarding the ability of the Sustainable Cobalt Project to develop and successfully scale a process to sustainably and economically produce marketable quantities of secondary minerals from bioleaching of tailings and to navigate the inherent risks of development, and processing operations that may negatively impact the business. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the Company. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Chilean Cobalt Corp.

Duncan T. Blount

Chairman & CEO

Duncan.Blount@chileancobaltcorp.com

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